                                 Exhibit--11.1
                     Computation of Earnings Per Share Data

    The following formulas were used to calculate the earnings per share data shown in the Consolidated Statements of Income and Retained Earnings for the quarter ended March 31, 1997 and March 31, 1996 included in this Report.


                                  CALCULATION

THREE MONTHS ENDED
------------------
March 31, 1997         Net Income per common share           Net Income          = $1,545,000      = $.26
                                                      -----------------------      ----------
                                                      Weighted average shares       5,991,859
                                                      of Common Stock for
                                                      the period

March 31, 1996         Net Income per common share            Net Income
                                                      ------------------------   =   $14,000     = $.00
                                                      Weighted average shares      ---------
                                                      of Common Stock for the      6,134,393
                                                      period

    For purposes of calculating earnings per share, there were 5,991,859 and 6,134,393 weighted average shares of common stock outstanding during the three month periods ending March 31, 1997 and 1996. The effect of the Company's stock option plans was anti-dilutive for all periods presented.